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                                                                       Exhibit 5
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110


                                 October 6, 1998



Cubist Pharmaceuticals, Inc.
24 Emily Street
Cambridge, Massachusetts  02139

Dear Sir or Madam:

         We have acted as counsel for Cubist Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on October 6, 1998 (the "Registration Statement").

         The Registration Statement covers the registration of an additional 655,427 shares of common stock, $0.001 par value per share, of the Company (the "Shares"), which are to be issued by the Company upon exercise of stock options to be issued pursuant to the Cubist Pharmaceuticals, Inc., Amended and Restated 1993 Stock Option Plan (the "Plan").

         We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.


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Cubist Pharmaceuticals, Inc.
October 6, 1998
Page 2


         We further assume that all Shares issued upon exercise of options granted or to be granted pursuant to the Plan will be issued in accordance with the terms of such Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

         Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options duly granted pursuant to the Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Bingham Dana LLP

                                                     BINGHAM DANA LLP